UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Definitive Proxy Statement

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☐ Soliciting Material under §240.14a-12

TERRITORIAL BANCORP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 7, 2024 Compelling Combination with Substantial Value Creation for All Territorial Shareholders

2 Forward Looking Statements & Additional Information This communication contains certain statements regarding future events or the future financial performance of Territorial Ban corp Inc. (“Territorial”) and its proposed merger with Hope Bancorp, Inc. (“Hope Bancorp”) that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations regarding the combined company’s deposit base, diversification of the loan portfolio as well as overall risk diversification, capital to support growth, strengthened opportunities, enhanced value, geographic expansion, and statements about the proposed transaction being immediately accretive. Forward-looking statements include, but are not limited to, statements preceded by, followed by or that include the words “will,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “outlook,” or similar expressions. These statements are subject to risks and uncertainties. Hope Bancorp’s actual results, performance or achievements may differ materially from the results, performance or achievements expressed or implied in any forward-looking statements. The closing of the proposed transaction is subject to regulatory approvals, the approval of Territorial Bancorp stockholders, and other customary closing conditions. There is no a ssurance that such conditions will be met or that the proposed merger will be consummated within the expected time frame, or at all. If the transaction is consummated, factors that may cause actual outcomes to differ from what is expressed or forecasted in these forward-looking statements include, among things: difficulties and delays in integrating Hope Bancorp and Territorial and achieving anticipated synergies, cost savings and other financial benefits from the transaction; higher than anticipated transaction costs; deposit attrition, operating costs, customer loss and business disruption following the merger, including difficulties in maintaining relationships with employees and customers; and inability to obtain required governmental approvals of the merger on its proposed terms and expected time frames, or without regulatory constraints that may limit growth. Other risks and uncertainties include, but are not limited to: possible further deterioration in economic conditions in Hope Bancorp’s or Territorial’s areas of operation or elsewhere; interest rate risk associated with volatile interest rates and related asset-liability matching risk; liquidity risks; risk of significant non-earning assets, and net credit losses that could occur, particularly in times of weak economic conditions or times of rising interest rates; the failure of or changes to assumptions and estimates underlying Hope Bancorp’s or Territorial’s allowances for credit losses; potential increases in deposit insurance assessments and regulatory risks associated with current and future regulations; the outcome of any legal proceedings that may be instituted against Hope Bancorp or Territorial; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of either or both Hope Bancorp and Te rritorial; and diversion of management’s attention from ongoing business operations and opportunities. For additional information concerning these and other risk factors, see Territorial’s and Hope Bancorp’s most recent Annual Reports on Form 10-K and other filings with the U.S. Securities and Exchange Commission (the “SEC”). These forward-looking statements are made only as of the date of this presentation and are not guarantees of future results, performance or outcomes. Hope Bancorp and Territorial do not undertake, and specifically disclaim any obligation, to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements except as required by law. Additional Information about the Merger with Hope Bancorp and Where to Find It In connection with the proposed merger with Hope Bancorp, Hope Bancorp has filed with the SEC a Registration Statement on For m S-4, containing the Proxy Statement/Prospectus, which has been mailed or otherwise delivered to Territorial’s stockholders on or about August 29, 2024, as supplemented September 12, 2024. Hope Bancorp and Territorial may file additional relevant materials with the SEC. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR FURNISH ED OR WILL BE FILED OR FURNISHED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. You may obtain any of the documents filed with or furnished to the SEC by Hope Banc orp or Territorial at no cost from the SEC’s website at www.sec.gov.

Executive Summary 1

Territorial Bancorp + Hope Bancorp — Compelling Combination with Substantial Value Creation Opportunity

Results from competitive, multi-month process

- Process overseen by highly qualified Board with the assistance of experienced financial and legal advisors
- Extensive engagement with all likely potential acquirors
- Rigorous negotiations resulted in multiple price increases from Hope Bancorp — agreed transaction price is ~35% greater than initial proposal

Provides significant value to Territorial shareholders

- ~25%[1] premium to Territorial's unaffected stock price
- Superior implied transaction multiples across all relevant metrics

Enables Territorial shareholders to participate in substantial upside opportunity created by combined company

- 100% tax free, stock-for-stock transaction
- New larger, more diversified organization with strong capital position, larger growth investment platform across multiple regions, better positioned to navigate varying market environments
- $10.5M of incremental value from annual merger enabled cost savings and synergies
- 1,000%+ increase to Territorial's standalone dividend, increasing from $0.01 per share to $0.11 per share[2]
- Proven management team with strong record of superior value creation – TSR outperforming peers
- Shareholders could also choose liquidity now

Territorial Board Unanimously Recommends that Territorial Shareholders Vote FOR Hope Bancorp Merger

Territorial Bancorp Inc. + Hope Bancorp

1. Based on Territorial and Hope Bancorp's closing prices as of Apr 26, 2024 (day before merger announcement)
2. Based on 0.8048 fixed exchange ratio and Hope Bancorp's $0.14 current per share dividend

3

4 Preserves Territorial’s unwavering commitment to Hawaiʻi, customers, employees, communities • Local leadership, local operations, local relationships all remain in place • Will continue to operate under the Territorial name • Local branch and all other operations will continue to be led by local teams with customers able to rely on the same people they know and respect • Employees continue to receive competitive compensation, benefits with new career opportunities • Territorial and its dedicated employees will maintain active support of and investment in communities across Hawaiʻi Executive Summary 2 Territorial Bancorp + Hope Bancorp — Compelling Combination with Substantial Value Creation Opportunity Territorial Board Unanimously Recommends that Territorial Shareholders Vote FOR Hope Bancorp Merger Mitigates the challenging operating and regulatory environment that Territorial faces as a standalone company • Small bank with limited scale compared to local competitors • Single-market footprint with limited opportunities for growth • Heightened regulatory scrutiny as a monoline, one- to four-family loan focused bank

5 Executive Summary 3 Blue Hill’s Preliminary Indication of Interest is Illusory, Non-Binding and Highly Conditional — Exposing Territorial Shareholders to Significant Uncertainty and Downside Risk Highly conditional ❌ No committed financing ❌ Requires side agreements with undisclosed terms to be negotiated and signed by numerous unidentified investors ❌ Subject to due diligence ❌ Dependent on overcoming significant hurdles in a regulatory process that is not yet started and would be difficult Territorial's stock could be worth substantially less than it is today if Blue Hill Gains Control of the Company ❌ In the highly unlikely event Blue Hill is able to complete a full tender, Territorial shareholders could be left with illiquid, unlisted, stub minority investment in a company controlled by an undisclosed Board and management team and undisclosed governance policies ❌ If Blue Hill transaction is not completed, shareholders left with investment in a company that faces meaningful business and value downside risks ❌ Undisclosed investors – who would control the Company – have provided no assurance that they would serve all shareholders’ interests and have not defined a governance structure that ensures they do ❌ Tax consequences potentially leave shareholders with less – in some cases substantially less – than $12.50 per share Proposed terms transfer value from shareholders to Blue Hill ❌ Warrants provided to Blue Hill’s undisclosed investors lack transparency and could create significant dilution for Territorial shareholders ❌ Territorial required to reimburse Blue Hill and its undisclosed investors for expenses they incurred to make their proposal Just trust us. We have "capital support” – is not committed financing.

1. As of Jun 30, 2024 6 Executive Summary 4 Blue Hill’s Preliminary Indication of Interest is Illusory, Non-Binding and Highly Conditional — Exposing Territorial Shareholders to Significant Uncertainty and Downside Risk Significant Uncertainty that Blue Hill Can Complete the Transaction at All Blue Hill’s cloak of anonymity creates substantial regulatory risk and uncertainty ❌ As it currently stands, regulators would be faced with a decision on whether to allow an undisclosed investor group undisclosed Board and undisclosed management team to gain control of a financial banking institution charged with overseeing $1.57B in deposits1 ❌ Regulators would require from Blue Hill a detailed business plan, including specifics on Board, management, strategy, resources, capital planning, policies and procedures. No such plan has been shared with Territorial’s Board. Does such a plan exist at all? Blue Hill is not a well-known entity and appears to lack M&A and regulatory experience with transactions of this size and complexity ❌ Blue Hill was only established in February of 2023 ❌ According to public sources, its legal registered business address appears to be a residential home in Hudson, New York (see slide 7) ❌ No evidence that Blue Hill, its named principals nor its undisclosed investors have obtained – or even tried to obtain – regulatory approval for a transaction of this size and complexity Achieving the required tender threshold is highly unlikely ❌ Based on advice from a leading proxy solicitation firm whose principals have overseen hundreds of tender offers over the past 40+ years, it is highly unlikely that Blue Hill could meet its required tender threshold given the composition of Territorial’s shareholder base ❌ A transaction without regulatory approval and a failed tender offer would leave Territorial facing two failed deals and significant standalone business risks

Executive Summary 5

Blue Hill's Preliminary Indication of Interest is Illusory, Non-Binding and Highly Conditional — Exposing Territorial Shareholders to Significant Uncertainty and Downside Risk

**Blue Hill Unlikely to Deliver Its Claimed Benefits to Hawai'i.
Rather, it Could be Detrimental to Hawai'i, Jobs and Communities.**

- ✕ In press reports and elsewhere, Blue Hill repeatedly emphasizes "local management," but:
  - ✕ None of its named principals appear to primarily reside in Hawai'i, according to public information
  - ✕ Blue Hill is not based in Hawai'i. Its registered business address[1] is a residential home in Hudson, New York, which is also for rent[2] on apartments.com
  - ✕ Blue Hill has ***failed to disclose*** who would comprise its Board and management team after it gains control of Territorial
- ✕ Blue Hill has provided ***no assurances*** as to whether it would reduce employment levels, change employee compensation or benefits, or reduce investments in communities after it gains control of Territorial
- ✕ ***Reduced business transparency*** since Territorial would likely not be an SEC reporting entity and there is uncertainty regarding whether Territorial would remain listed on NASDAQ
- ✕ In order for Blue Hill to reach its targeted 55% efficiency ratio, there would likely need to be ***significant job cuts*** and ***reduced investments*** in areas such as technology
- ✕ ***Short-term investment horizon or potential quick flip of the Company?*** Reducing Territorial's one- to four-family loan portfolio from 97% to 80% in such a short time frame as Blue Hill has proposed would be difficult to achieve without selling Territorial's residential loans at a loss

A new entity formed in 2023, Blue Hill's registered business address is a home in New York:
286 Blue Hill Road
Hudson, NY 12534



1. Per the LLC entity information filed with New York State
2. https://www.apartments.com/286-blue-hill-rd-hudson-ny/y5jxrls/

Territorial Bancorp Inc. + Hope Bancorp
7

8 Shareholders Should Ask: Why is Blue Hill not providing a financing commitment letter? Why is Blue Hill not disclosing the names of the investors who are supposedly backing its indication of interest? Why is Blue Hill not disclosing the terms of the side agreement it has reached with its undisclosed investors? Why is Blue Hill not disclosing who it will appoint to its reconstituted Board and management team after it takes control? Why is Blue Hill not disclosing the amount of legal, accounting, placement agent fees it will require Territorial shareholders to pay to Blue Hill and unnamed investors after Blue Hill takes control? Why should Territorial’s shareholders be responsible for paying their expenses at all? Is Blue Hill aware they may have additional capital requirements? If Blue Hill was interested in a friendly, negotiated transaction that serves the interests of all Territorial shareholders and stakeholders, why didn’t Blue Hill previously express interest in Territorial as other companies did? Why did it wait until after a definitive agreement with Hope Bancorp was already signed? If Blue Hill and its undisclosed investors are so sophisticated in M&A and banking transactions, why do they need Territorial to determine whether their indicated transaction would qualify for a recapitalization (and not purchase) accounting treatment? Is Blue Hill aware of the required regulatory approvals? What would life be like as a minority stub investor in a challenged company that is controlled by an unnamed, unknown Board and management team that has no governance policies to ensure all shareholders’ best interests are served? If Blue Hill has sufficient resources to complete the transaction, why is it insisting that Territorial pay its expenses? How would Territorial recover its expenses and the likely drop in its stock price if Blue Hill fails to close its proposed transaction? ? ? ? ? ? ? ? ? ? ? ? ?

Compelling Combination with Substantial Value Creation for Territorial Shareholders and Meaningful Benefits for Territorial Stakeholders 9

Hope Bancorp Transaction Provides Territorial Shareholders with Compelling Value and the Ability to Participate in Substantial Upside Opportunity of the Combined Company

Compelling Shareholder Value

- **~25%[1] premium** to Territorial's closing stock price just prior to the merger announcement
- **Strong** implied transaction multiples across all relevant metrics
  - **57.5x** 2024 EPS estimate
  - **4.75x** implied transaction price / Dec 31, 2023 adj. tangible book value per share[2]
- This is further supported by Territorial's multiples relative to select company analysis:
  - NM 2024 EPS estimates v. 10.2 x median
  - 3.88x v. 1.60x median

Opportunity to Participate in Future Growth and Value Creation

- **100%** tax free, stock-for-stock transaction; fixed exchange ratio of 0.8048 shares of Hope Bancorp common stock for each share of Territorial common stock owned
- **Larger, more diversified** footprint
- **Increased** opportunities for growth investments
- **$10.5M** of incremental value from annual merger enabled cost savings and synergies
- **Immediately accretive** at close to Hope Bancorp – double-digit % EPS growth v. Territorial's losses as a standalone company
- **1,000%+** increase to Territorial's standalone dividend, increasing from $0.01 per share to $0.11 per share[3]

Territorial Bancorp Inc. + Hope Bancorp

1. Based on Territorial and Hope Bancorp's closing prices as of Apr 26, 2024 (day before merger announcement)
2. Calculated by subtracting the total after-tax interest rate fair value marks on loans, held to maturity securities and deposits
3. Based on 0.8048 fixed exchange ratio and Hope Bancorp's $0.14 current per share dividend

10

11 Branch map is not presented in scale. Map as of Apr 29, 2024 1. Hope Bancorp recently closed its branch purchase & assumption agreement for the sale of its two branches in Virginia Opportunity to Participate in Future Growth and Value Creation Joining Two Strong Regional Banking Platforms to Create a Larger, More Diversified Company Track Record of Growth Through de Novo Investment and Successful Acquisitions Southern California 24 Branches, 1 LPO Northern California 1 Branch, 1 SBA LPO, 1 LPO Washington 4 Branches, 1 SBA LPO, 1 LPO New York/New Jersey 9 Branches, 1 SBA LPO, 2 LPOs Virginia 2 Branches(1) Texas 3 Branches, 2 SBA LPOs 1 LPO Alabama 1 Branch Illinois 3 Branches Colorado 1 SBA LPO Oregon 1 SBA LPO Georgia 1 Branch, 1 SBA LPO Branches and LPOs LPOs Branches Florida 2 LPOs LPO: Loan Production Office SBA: Small Business Administration Hawai‘i Territorial Savings Bank 28 Branches

12 TBNK Standalone 19% Owner Occupied CRE $15.2B Pro Forma Loans (at 12/31/23) Opportunity to Participate in Future Growth and Value Creation Stronger, More Diversified and Better Positioned to Navigate Dynamic Market Environments Combination transforms Territorial's geographic reach $16.4B Pro Forma Deposits (at 12/31/23) Diverse & Granular Pro Forma Deposit Portfolio 62% California 10% New York 10% Hawai‘i 5% Illinois 4% Texas 4% New Jersey 3% Washington Well-Balanced Pro Forma Loan Portfolio 31% Nonowner Occupied CRE 8% Multifamily Residential 27% C&I 15% Residential Mortgage Combination transforms Territorial’s monoline portfolio 2% Other States (VA, GA, AL) TBNK Standalone

Opportunity to Participate in Future Growth and Value Creation
Increased Opportunities for Growth Investment

	Loan Growth	Revenue Growth	Efficiency Ratio	Return on Average Assets
Territorial Standalone[1]	0%	0%	98.7%	0%
Hope Bancorp Medium-Term Targets[2]	High single-digit % growth	> 10%	<50%	>1.2%
	Hope Bancorp Drivers Targeted balanced growth across all business lines in normalized operating environment Planning to maintain loan-to-deposit ratio ~95%	**Hope Bancorp Drivers** Targeted annual revenue growth greater than loan growth; - Accelerated fee income growth - Expanding net interest margin due to improved funding mix and interest rate changes implied by the forward interest rate curve	**Hope Bancorp Drivers** Targeting efficiency ratio improvements driven by revenue growth, expense management discipline and operational process improvement	**Hope Bancorp Drivers** Targeting attractive levels of returns driven by improved profitability

Territorial Bancorp Inc. + Hope Bancorp

1. LTM through Jun 30, 2024
2. Per Hope Bancorp Jul 29, 2024 investor presentation

13

14 Hope Bancorp Has Long Record of Stable Dividend 1 Based on 0.8048 fixed exchange ratio and Hope Bancorp’s $0.14 current per share dividend 2. Excludes owner-occupied CRE per regulatory definition Opportunity to Participate in Future Growth and Value Creation Significant Financial Benefits Immediately accretive at close to Hope Bancorp – double-digit % EPS growth v. Territorial’s losses as a standalone company $10.5M of incremental value from annual merger enabled cost savings and synergies 1,000%+ increase to Territorial’s standalone dividend, increasing from $0.01 per share to $0.11 per share1 254% pro forma regulatory commercial real estate2 / risk-based capital, below 300% regulatory guidelines and reflects sound risk management 5 consecutive years of $0.14 stable per share dividend ~87% per share dividend increase over past 10 years

15 Joining Proven Teams to Guide the New Company Forward 21.9 1.7 14.5 -0.4 12.6 -3.3 1-year 5-year HOPE Peer Avg Peer Median Hope Bancorp Has Record of Outperformance, Even in Difficult Market Environments (% TSR)

16 EMPLOYEES • Continued strong local workforce • Retaining all customer-facing branch staff to ensure relationship continuity for customers • Competitive compensation, benefits • New career advancement opportunities CUSTOMERS • Access to expanded array of banking products & services • Benefits from enhanced technology platforms for improved customer experiences • Additional choice for customers • Continued reliance on teams at local branches COMMUNITIES • Shared cultural values that emphasize volunteerism and active engagement with local communities • Ongoing commitment to Territorial’s legacy of community support and investment TERRITORIAL SAVINGS BANK • Continuing to operate under Territorial name Preserves Commitment to the Hawai‘i Market Local Leadership, Local Operations, Local Relationships, All Remain in Place

Culmination of Competitive, Multi-Month Process

SEP 12, 2023
TBNK Board and management meet with HOPE CEO
Learn HOPE is interested in pursuing a strategic combination

SEP 19, 2023
Mr. Kitagawa meets with director of Company A
Expresses TBNK was beginning to review potential partners for a combination

SEP 25, 2023
Messrs. Kitagawa and Hirata meet with President of Company A
Discuss possible strategic partnership

SEP 26, 2023
TBNK enters confidentiality agreement to facilitate further discussions with HOPE

SEP 27, 2023
TBNK enters confidentiality agreement to facilitate further discussions with Company A

OCT 12, 2023
TBNK enters confidentiality agreement to facilitate further discussions with Company B

NOV 9, 2023
Company A informs TBNK it is not interested in pursuing a transaction

NOV 10, 2023
HOPE submits non-binding indication of interest letter ("IOI")
All-stock transaction, fixed exchange ratio of 0.6689, implied offer price of $6.12 per TBNK share

NOV 27, 2023
Company B submits IOI
All-stock transaction with a range for fixed exchange ratio, implied offer price of $5.76 to $6.32 per TBNK share

NOV 27, 2023
HOPE submits updated IOI
All-stock transaction, fixed exchange ratio of 0.6850, implied offer price of $6.60 per TBNK share

NOV 29, 2023
TBNK Board and outside advisors meet with representatives of HOPE and Company B
TBNK discusses with each of HOPE and Company B their plans for combined company

DEC 7, 2023
HOPE submits further update to IOI
All-stock transaction with fixed exchange ratio of 0.7550 per TBNK share

DEC 18, 2023
TBNK Board meets with outside legal and financial advisors to compare proposals from HOPE and Company B
Due to several factors, Board determines it will no longer pursue transaction with Company B

DEC 26, 2023
HOPE submits revised IOI
All-stock transaction, fixed exchange ratio of 0.8700, implied offer price of $10.51 per TBNK share

JAN 3, 2024
TBNK Board meets with outside legal and financial advisors to review HOPE'S IOI, enters into IOI

JAN 26, 2024
TBNK Board meets and discusses management's expectation for operating losses in 2024, 2025 and 2026
Primarily due to impact of increase in market interest rates on the loan portfolio and overall business operations

FEB 5, 2024
HOPE's legal counsel distributes initial draft of Merger Agreement
Between Feb. 5 and Apr. 26, multiple drafts of the Merger Agreement were exchanged and discussions held to negotiate various matters

APR 17, 2024
HOPE informs TBNK's financial advisors of proposed revised offer
All-stock transaction, fixed exchange ratio of 0.8048, implied offer price of $8.27 per TBNK share

APR 26, 2024
TBNK and HOPE execute Merger Agreement

FEB – APR 2024
Merger Agreement Negotiated

Extensive Engagement with All Likely Potential Acquirors

Territorial Bancorp Inc. + Hope Bancorp

17

… Overseen By Highly Qualified Board of Directors



Allan S. Kitagawa

Chairman, President and CEO (director since 1986)

40+ years financial services experience

- President and CEO of Territorial
- Former EVP and CEO of the Hawai‘i Division of American Savings and Loan Association



Kirk W. Caldwell

Chairperson, Nominating and Corporate Governance Committee and Compensation Committee, Independent (director since 2007)

40+ years local government and financial institutions experience

- Former Mayor of the City and County of Honolulu, Hawai‘i, Managing Director of the City and County of Honolulu, Of Counsel to the law firm of Ashford & Wriston as well as other local government roles



Howard Y. Ikeda

Chairperson, Audit Committee, Independent (director since 1988)

50+ years public accounting expertise

- President and Founder of Ikeda and Wong, CPA, Inc.



Jennifer Isobe

Independent (director since 2018)

35+ years of public accounting, finance and audit experience

- Principal at KKDLY LLC and former Senior Audit Manager of KPMG LLC



Jan M. Sam

Independent (director since 2022)

15+ years of public accounting, legal and risk management experience

- Of Counsel at McCorriston Mukai MacKinnon LLP, former Chief Risk Officer of Pacific Guardian Life Insurance Company, Ltd. as well as former Real Estate and Corporate Banking Division Officer of First Hawaiian Bank



John Ohama

Independent (director since 2019)

40+ years of real estate experience

- Founder and Principal Broker of Honolulu Land Company, LLC and co-owner of real estate sales and property management company as well as former member of the Hawai‘i State Real Estate Commission

Territorial Bancorp Inc. + Hope Bancorp

18

19 Merger announced Apr 29 Definitive merger proxy statement filed Aug 20 Integration planning underway All required regulatory applications filed Aug 1 Targeted Close Path to Close by Year-End 2024 Q2 2024 Q3 2024 Q4 2024 SPECIAL MEETING NOV 6 Unlike Blue Hill indication of interest: All Regulatory Approval Applications Have Been Filed Hope Bancorp is Well Known by Bank Regulators and is Licensed in 10 States and Approved by the FDIC

Contrary to Blue Hill's Assertions, Merger Agreement Has Customary Terms that Protect Territorial Shareholders' Best Interests

PROTECT SHAREHOLDERS' INTERESTS

- Locks in compelling, certain terms for Territorial shareholders…
- …While also providing Territorial Board the right to engage in discussions with any party who has made a proposal that is superior or is reasonably likely to lead to a superior proposal (in compliance with the Board's fiduciary duties)
- Ensures that Territorial shareholders can express their views on the transaction through a vote with a simple majority standard – best in class governance standard
- 3.8% termination fee / transaction value

CUSTOMARY AGREEMENT TERMS FOR M&A TRANSACTIONS

95%

have superior proposal provision[1]

~70%

have fiduciary standard for superior proposal[1]

95%

have termination fee[2]

~92%

of merger agreements do not include a go-shop covenant[1]

Territorial Bancorp Inc. + Hope Bancorp

1. American Bar Association 2024 U.S. public target deal points study
2. Per publicly available information related to 19 of the 20 largest financial institution mergers announced Jan 1, 2023 through Apr 16, 2024; deal values between ~$60M and ~$1.0B as reported by S&P Global

20

21 Source: FDIC, S&P Capital IQ Pro; 2024 data as of Jun 30, 2024; 2004 data as of Dec 31, 2004; Totals may not sum due to rounding Note: Company size based on assets and not pro forma for pending acquisitions 1. Defined as all banks greater than $10 billion in assets and not in the top 25 banks by asset size Biggest Banks Continue to Gain Share. Standalone Territorial Lacks Critical Scale. 15% 66% 19% 35% 44% Mid-Sized Banks < $10 Billion in Total Assets 1 Top 25 Banks by Total Assets 2024: 2004: 21% Aggregate Deposits: $12.0T $3.5T $2.8T 25 Banks 0.6% 130 Banks 2.9% 4,320 Banks 97.3% % of Total Banks: % of Total Banks: 25 Banks 0.3% 92 Banks 1.0% 8,871 Banks 98.7% Aggregate Deposits: $2.5T $1.2T $2.0T Combined Company Territorial Standalone Standalone Territorial Continues to Face a Difficult Operating and Regulatory Environment, Which is Mitigated by the Hope Bancorp Combination. In Contrast, a Blue Hill Transaction Would Not Address these Issues

22 Standalone Territorial Continues to Face a Difficult Operating and Regulatory Environment, Which is Mitigated by the Hope Bancorp Combination. In Contrast, a Blue Hill Transaction Would Not Address these Issues Single-Product Franchise Presents Risk ~97% of Territorial's loan portfolio consists primarily of one- to four-family loans Given Territorial’s liability sensitive position, the Company must carry stronger tangible capital to help offset interest rate risk This compares to more traditional community bank peers, which report tangible common equity/tangible assets on a median basis of 8.4% With its lower credit risk portfolio, Territorial is also able to carry loan loss reserves/loans of 0.39% v. more traditional community bank peers who report the same ratio at a median level of 1.18% Any change to the business plan of Territorial could require the bank to carry more loan loss reserves impacting future earnings

23 Heightened regulatory scrutiny as a monoline, one-to-four-family loan focused bank ❌ Earnings dependent on undiversified portfolio which involves significant interest rate risk ❌ Longer term loans carry more interest rate risk, which require more capital ❌ Capital constraints constrict growth “Regulators and rating agencies have long been wary of “monoline banks”—those that fixate on one sector or industry—regardless of which industry that happens to be, since, by definition, they will lack risk diversification." Mar 15, 2023 “These current mortgage markets are what make it challenging for independent mortgage banks (IMBs). For many of these transaction-oriented, monoline mortgage lenders, it’s always a question of feast or famine...During the extended period of artificially low interest rates, these institutions became the leaders of the online, streamlined rate-and-term refinance transaction. In addition, they were leaders in originating FHA, VA and USDA loans. As a result, the IMB sector saw significant growth, but that specialization would prove to be a risk embedded in their business model." Sep 12, 2023 23 Standalone Territorial Continues to Face a Difficult Operating and Regulatory Environment, Which is Mitigated by the Hope Bancorp Combination. In Contrast, a Blue Hill Transaction Would Not Address these Issues

24 Permission to use quotations neither sought nor obtained Recognition for… “TBNK will continue to operate under the Territorial Savings Bank Brand, leveraging the scale of the combined franchise to better serve their customers” Apr 29, 2024 “we continue to expect loan growth will be muted, as higher mortgage rates have weighed on demand. However, with the recent decline in rates, there is some hope for production to increase, though statewide inventory remains very low” Jan 29, 2024 …The Value Created By the Hope Bancorp Merger… …The Benefits for Territorial’s Stakeholders… “Since Bank of Hope does not currently operate in Hawaii, the bank can retain almost all employees at Territorial after the acquisition, and all branding will remain intact for the regional bank.” May 13, 2024 …And Territorial’s Risks as a Standalone Organization – Even if Interests Rates Decline “TBNK declared a quarterly dividend of $0.01/share, representing an 80% cut relative to the prior $0.05/share” May 13, 2024 “EOP loan balances declined 4.4% LQA and average loan balances -4.5% LQA. Average loans in 2Q were $13.6B versus $14.1B in the fourth quarter of 2023, with the company's 2024 guidance pointing to low single-digit average loan growth in 4Q24 vs. 4Q23. Getting back to flat Y/Y would require a near 7% annualized growth rate over the next two quarters; our $13.9B estimate represents a 5% annualized pace” Jul 29, 2024 “At the time of announcement, the deal valued TBNK shares at $8.82/share, which represented a 25% premium to the pre-announcement closing price, 31% of TBV and 16.0x our 2025 EPS estimate” May 6, 2024 “Accessing a new market and obtaining low-cost funding are beneficial to Hope, and gaining access to a larger balance sheet will be an advantage for Territorial, so that it can offer bigger loans and serve different types of clients.” Apr 29, 2024 Research Analyst at Research Analyst at Research Analyst at Research Analyst at Research Analyst at

25 Blue Hill’s Preliminary Indication of Interest is Illusory, Non-Binding and Highly Conditional – Exposing Territorial Shareholders to Significant Uncertainty and Downside Risk

26 Blue Hill Presentation Stated Standalone Valuation Range of $40 to $65 Per Share $0.00 $5.00 $10.00 $15.00 $20.00 $25.00 $30.00 $35.00 $40.00 $45.00 $50.00 $55.00 $60.00 $65.00 2009 2011 2013 2015 2017 2019 2021 2023 Source: S&P Capital IQ Pro, FactSet. Market data as of Oct 4, 2024 Blue Hill’s Non-Binding, Preliminary Indication of Interest is Illusory, Highly Conditional and Not in Territorial Shareholders’ Best Interests Hypothetical Standalone 5-year Stock Value Cannot be Validated and is Unrealistic for Blue Hill’s Public Company as Presented ❌ No details on financial model; only reference to undisclosed “internal modeling” ❌ No details on recapitalization plan or way to confirm that it won’t expose Territorial to a precarious capital position ❌ No disclosure on any formal dividend discount model or any detail to support it ❌ No details on business plan and how they will address the fundamental challenges facing Territorial ❌ Territorial stock price has never even approached these levels in its 15-year history ❌ Moreover, Blue Hill’s cash consideration would prevent Territorial shareholders from benefitting in this uplift, even if it was achieved

1. Federal Home Loan Bank system 27 Blue Hill’s Non-Binding, Preliminary Indication of Interest is Illusory, Highly Conditional and Not in Territorial Shareholders’ Best Interests No detail or data to validate Blue Hill’s restructuring strategies Blue Hill intimates that it would sell $300M of securities to pay down FHLB1 borrowings. These securities, from an accounting perspective, are held to maturity Selling underwater securities could result in a loss and potentially taint the rest of Territorial’s portfolio, which would also require Territorial to provide a fair value calculation on the entire securities book Blue Hill also states that, over the next five years, the loan portfolio would reprice 30% higher despite current lower interest rate outlook Blue Hill’s Loan Repricing Hopes are Unrealistic

28 Blue Hill’s Non-Binding, Preliminary Indication of Interest is Illusory, Highly Conditional and Not in Territorial Shareholders’ Best Interests Blue Hill Far Underplays the Significant Obstacles it Faces in Achieving Regulatory Approval SIGNIFICANT REGULATORY APPROVAL UNCERTAINTY (FEDERAL RESERVE REGULATION) Individual investors who own (or deemed to own or control, when deemed to be “acting in concert” with others) 10% or more of the voting interests will need approval or non-objection from Federal Reserve Board. Individual investors who own (or deemed to own or control, when deemed to be “acting in concert” with others) 25% or more of the voting interests will need to obtain approval from the Federal Reserve Board. Business entities that own (or deemed to own or control, when deemed to be “acting in concert” with others) 25% or more of the voting interests will be required to become a “bank holding company” and be approved by and registered with the Federal Reserve Board. Any issuer tender offer, and corresponding reduction in capital, will require the approval of the Federal Reserve Board and, if the bank projects losses, will likely not receive such approval unless additional new capital is injected into the bank. The top two “control” persons (typically, the new CEO and person who is the largest controlling stockholder or the Chairman or CFO) will also be subject to Federal Reserve Board and Hawaii DCCA approvals and will be required to file “Individual Biographical and Financial Reports” (IBFRs), which require the submission of substantial information regarding control persons including financial statements, employment history, regulatory history and litigation history. These “control” persons would also need to submit to background checks. “Acting in concert” includes knowing participation in a joint activity or parallel action towards a common goal of acquiring control of a covered institution whether or not pursuant to an express agreement. Blue Hill has not addressed how it or its unidentified board, unidentified management team and unidentified investors will surmount any of these substantial regulatory hurdles before it can close its proposed transaction. No information or assurances have been provided as to how Blue Hill will avoid being deemed to be “acting in concert” with the other investors and subject itself to additional “bank holding company” scrutiny and operating limitations. No evidence of any regulatory analysi s, pre-filing meetings or any regulatory contact regarding satisfaction of the hurdles has been provided. SIGNIFICANT REGULATORY APPROVAL UNCERTAINTY, HAWAI‘I (HI STATUTES §§412:3-612 AND 412:1-109) No person may acquire “control,” directly or indirectly, individually or in concert with another, of a Hawai‘i bank unless approved by the Hawaii Commissioner. “Control” is owning or controlling 10% or 25% of the voting interests depending on the facts and circumstances, and taking into consideration whether such persons are “acting in concert” as determined by the Commissioner. x No detailed business plan, which would be required from regulators in a change-in-control transaction, including ▪ Realistic forecast of market demand, customer base, competition, economic conditions ▪ Sound banking principles and realistic assessment of risk in light of economic and competitive conditions in the market to be served ▪ An institution with a special purpose or focus (for example, credit card, trust only, cash management, or bankers’ bank) should address this special or unique feature in detail in the appropriate sections of the plan x Undisclosed Board x Undisclosed management team x No acknowledgement that in addition to approval from Federal Reserve Board, approval is also required from Hawaiʻi banking regulators x No acknowledgement that Territorial Savings Bank will need an additional capital infusion – beyond its indicated purchase price – in order for Blue Hill to complete the tender if the bank projects losses, as Territorial does today, or if there is a change in strategy ▪ Blue Hill has not substantiated where these funds will come from or if they are even able to provide them LACK OF DETAIL IN BLUE HILL MATERIALS SUGGESTS THAT IT HAS NO EXPERIENCE WITH TRANSACTION OF THIS SIZE AND COMPLEXITY

29 Blue Hill’s Non-Binding, Preliminary Indication of Interest is Illusory, Highly Conditional and Not in Territorial Shareholders’ Best Interests Moreover, the AUM cited by Blue Hill isn’t even for Blue Hill. Just trust us. We have “capital support” is not committed financing. AUM has nothing to do with the ability to finance a transaction. Despite repeated statements from Territorial that the absence of committed financing is a key factor in the Board’s determination that the Blue Hill indication of interest is not a superior proposal, or reasonably like to lead to a superior proposal, Blue Hill has still not provided proof of committed financing. X X

30 Blue Hill’s Non-Binding, Preliminary Indication of Interest is Illusory, Highly Conditional and Not in Territorial Shareholders’ Best Interests Blue Hill Says… But in reality… Backed by “seasoned” bank investors ❌ Blue Hill has declined to disclose who its numerous investors are and the terms of the side agreement they require to provide funding for any transaction ❌ Blue Hill has not disclosed the Board and management team who would lead its controlled company ❌ Only one of the three Blue Hill individuals named in its materials has meaningful regional and community bank management experience We have received “dozens” of regulatory approvals We have a “less onerous” regulatory review process ❌ Blue Hill has not applied for — nor secured — regulatory approvals for any transaction of this size based on information it has provided to Territorial ❌ Blue Hill has not applied for — nor secured — any regulatory approvals in connection with this transaction based on information it has provided to Territorial ❌ Blue Hill far underplays the significant obstacles it faces in achieving regulatory approvals on a timely basis, if at all (see slide 28)

31 Blue Hill’s Non-Binding, Preliminary Indication of Interest is Illusory, Highly Conditional and Not in Territorial Shareholders’ Best Interests Blue Hill Says… But in reality… Our proposal would enable “up to 30%” of existing shareholders to remain investors Remaining Territorial investors would be left with: ❌ A stub minority investment with a controlling shareholder who has made no commitment to serving all shareholders’ best interests ❌ No voting influence given Territorial would be a controlled company ❌ An investment in a company that faces the same challenges that Territorial faces today ❌ Limited liquidity given small public float and uncertainty regarding whether Territorial would remain listed on NASDAQ The Hope Bancorp merger gives away Territorial “recovery” opportunity ❌ If its tender is fully executed, Blue Hill’s cash-based consideration would eliminate the opportunity for Territorial's shareholders to remain investors ❌ It is the Hope Bancorp merger that accelerates Territorial’s recovery

32 Blue Hill’s Non-Binding, Preliminary Indication of Interest is Illusory, Highly Conditional and Not in Territorial Shareholders’ Best Interests Blue Hill Says… But in reality… Virtually nothing on the tax and accounting implications of its proposal ❌ While Blue Hill says it will not need to use purchase accounting, immediately selling securities at fair value and taking an equity write-down is essentially the same thing ❌ Blue Hill’s cash-based transaction would be taxable for Territorial’s shareholders ❌ Tax consequences associated with Blue Hill’s proposed cash structure potentially leave shareholders with less – in some cases substantially less – than $12.50 per share It will "expand product offerings" ❌ As a small bank with limited scale compared to local competitors, the investment opportunities are significantly limited ❌ Hope Bancorp merger will significantly expand Territorial's offerings through addition of Hope Bancorp's broad portfolio ❌ Blue Hill has not acknowledged that Territorial Savings Bank will need an additional capital infusion – beyond its indicated purchase price – in order for Blue Hill to complete the tender if the bank projects losses, as Territorial does today, or if there is a change in strategy. Nor does Blue Hill provide information about where this additional capital will come from

33 Territorial Board Unanimously Believes Hope Bancorp Merger is in Territorial Shareholders’ Best Interests ❌ No committed financing ❌ Blue Hill’s cloak of anonymity creates substantial regulatory risk and uncertainty ❌ Blue Hill is not a well-known entity and appears to lack M&A and regulatory experience with transactions of this size and complexity ❌ Achieving the required tender threshold is highly unlikely ❌ Illusory value could be substantially less than $12.50 per share even if the transaction could actually be completed ❌ Proposed terms transfer value from shareholders to Blue Hill ❌ Blue Hill unlikely to deliver its claimed benefits to Hawaiʻi; rather, its transaction could be detrimental to Hawaiʻi jobs and communities Territorial + Hope Bancorp Compelling Combination Blue Hill’s Preliminary Indication of Interest is Illusory, Non-Binding and Highly Conditional ✓ Results from competitive, multi-month process ✓ Provides significant value to Territorial shareholders ✓ Enables Territorial shareholders to participate in substantial upside opportunity created by combined company ✓ Preserves Territorial’s unwavering commitment to Hawaiʻi, customers, employees, communities ✓ Mitigates the difficult operating and regulatory environment that Territorial faces as a standalone company Territorial Board Unanimously Recommends that Territorial Shareholders Vote FOR Hope Bancorp Merger

34 Territorial Board Unanimously Recommends that Shareholders Vote FOR Hope Bancorp Merger